Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

January 27, 2021

by and among

PROPERTY SOLUTIONS ACQUISITION CORP.,

PSAC MERGER SUB LTD.

and

FF INTELLIGENT MOBILITY GLOBAL HOLDINGS LTD.

i

4.09	Litigation and Proceedings	33
4.10	Compliance with Laws	34
4.11	Intellectual Property	35
4.12	Contracts; No Defaults	37
4.13	Company Benefit Plans	39
4.14	Labor Matters	42
4.15	Taxes	43
4.16	Brokers’ Fees	46
4.17	Insurance	46
4.18	Real Property; Assets	46
4.19	Environmental Matters	48
4.20	Absence of Changes	49
4.21	Affiliate Agreements	49
4.22	Internal Controls	50
4.23	Permits	50
4.24	Top Suppliers	50
4.25	Vehicle Certification	50
4.26	Proxy Statement/Prospectus	51
4.27	No Additional Representations and Warranties	51

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		51

5.01	Corporate Organization	51
5.02	Due Authorization	51
5.03	No Conflict	53
5.04	Litigation and Proceedings	53
5.05	Governmental Authorities; Consents	54
5.06	Financial Ability; Trust Account	54
5.07	Brokers’ Fees	55
5.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	55
5.09	Business Activities; Absence of Changes	56
5.10	Form S-4 and Proxy Statement/Prospectus	57
5.11	No Outside Reliance	58
5.12	Tax Matters	58
5.13	Capitalization	60
5.14	Nasdaq Stock Market Quotation	61

Article VI COVENANTS OF THE COMPANY		62

6.01	Conduct of Business	62
6.02	Inspection	65
6.03	HSR Act and Regulatory Approvals	65

6.04	No Acquiror Common Stock Transactions	66
6.05	No Claim Against the Trust Account	66
6.06	Proxy Solicitation; Other Actions	66
6.07	FF Global Partners Matters	66
6.08	Foreign Persons	66

Article VII COVENANTS OF ACQUIROR AND MERGER SUB		67

7.01	HSR Act and Regulatory Approvals	67
7.02	Indemnification and Insurance	69
7.03	Conduct of Acquiror During the Interim Period	70
7.04	Trust Account and Other Closing Payments	71
7.05	Director and Officer Appointments	71
7.06	Inspection	72
7.07	Stock Exchange Listing	72
7.08	Acquiror Public Filings	72
7.09	Incentive Equity Plan	72
7.10	Amendments to Acquiror Organizational Documents	73
7.11	Section 16 Matters	73

Article VIII JOINT COVENANTS		73

8.01	Support of Transaction	73
8.02	Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Shareholders’ Approval	74
8.03	Company Exclusivity	76
8.04	Acquiror Exclusivity	76
8.05	Tax Matters	77
8.06	Confidentiality; Publicity	78
8.07	Post-Closing Cooperation; Further Assurances	78
8.08	PIPE Investment	79

Article IX CONDITIONS TO OBLIGATIONS		79

9.01	Conditions to Obligations of All Parties	79
9.02	Additional Conditions to Obligations of Acquiror and Merger Sub	80
9.03	Additional Conditions to the Obligations of the Company	81

Article X TERMINATION/EFFECTIVENESS		82

10.01	Termination	82
10.02	Effect of Termination	83

Article XI MISCELLANEOUS		83

11.01	Waiver	83
11.02	Notices	84
11.03	Assignment	84
11.04	Rights of Third Parties	85
11.05	Expenses	85
11.06	Governing Law	85
11.07	Captions; Counterparts	85
11.08	Schedules and Exhibits	85
11.09	Entire Agreement	86
11.10	Amendments	86
11.11	Publicity	86
11.12	Severability	86
11.13	Jurisdiction; WAIVER OF TRIAL BY JURY	86
11.14	Enforcement	87
11.15	Non-Recourse	87
11.16	Nonsurvival of Representations, Warranties and Covenants	87
11.17	Acknowledgements	88

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Shareholder Agreement

Exhibit C – Form of PIPE Subscription Agreement

Exhibit D – Form of Plan of Merger

Exhibit E – Form of Amended and Restated Articles of Association of the Company

Exhibit F – Form of Company Share Letter of Transmittal

Exhibit G – Form of Lock-up Agreement (Company Shareholders, Vendor Trust, Additional Bridge Lenders, Warrantholders, and Employee Reduced Compensation)

Exhibit H – Form of Converting Debt Letter of Transmittal

Exhibit I – Form of Shareholder Support Agreement

Exhibit J – Form of Sponsor Support Agreement

Exhibit K – LTIP Terms

Exhibit L-1 – Form of Acquiror Second A&R Certificate of Incorporation

Exhibit L-2 – Form of Acquiror A&R Bylaws

Exhibit M – Form of Lock-up Agreement (Sponsor)

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 27, 2021, is entered into by and among Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”), PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly-formed, wholly-owned, direct Subsidiary of Acquiror and was formed solely for purposes of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Acquiror;

WHEREAS, in connection with the Transactions, Acquiror, certain holders of Acquiror Common Stock and Acquiror Warrants and certain Company Shareholders are to enter into the Registration Rights Agreement at the Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Acquiror and FF Top Holding Limited, a business company established under the laws of the British Virgin Islands (“FF Top”), are to enter into the Shareholder Agreement at the Closing in the form attached hereto as Exhibit B (the “Shareholder Agreement”);

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and/or the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”);

WHEREAS, Acquiror, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements in substantially the form attached hereto as Exhibit C with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Pre-Transaction Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Pre-Transaction Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code, as amended (the “Code”), and Treasury Regulations promulgated thereunder and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in Section 7.10.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 5.02.

“Acquiror Class A Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share, as defined in the Acquiror Second A&R Certificate of Incorporation on the Closing Date following the filing thereof.

“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share, as defined in the Acquiror Second A&R Certificate of Incorporation on the Closing Date following the filing thereof.

“Acquiror Closing Statement” has the meaning set forth in Section 3.13.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Common Stock VWAP” means, as of any date, the dollar volume-weighted average price for the Acquiror Common Stock on the Nasdaq during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average), or if not available on Bloomberg, as reported by Morningstar.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Intervening Event” means any Effect that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Acquiror Board as of the date of this Agreement and (b) which Effect becomes known to or by the Acquiror Board prior to obtaining the Acquiror Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Intervening Event”: (i) any Effect relating to the Company that would not reasonably be expected to have a material and adverse effect on the business, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole; (ii) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (iii) any actions taken pursuant to this Agreement; and (iv) any changes in the price of Acquiror Pre-Transaction Common Stock.

“Acquiror Meeting” means the annual general meeting or special meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Acquiror Organizational Documents” means Acquiror’s amended and restated certificate of incorporation and bylaws as in effect on the date of this Agreement.

“Acquiror Pre-Transaction Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror, as such class of Common Stock exists as of the date of this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Merger Sub.

“Acquiror Second A&R Certificate of Incorporation” has the meaning specified in Section 7.10.

“Acquiror Stockholder” means a holder of Acquiror Pre-Transaction Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Pre-Transaction Common Stock and one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Pre-Transaction Common Stock per warrant, issued pursuant to the terms of the Acquiror Warrant Agreement.

“Acquiror Warrant Agreement” means that certain Acquiror Warrant Agreement, dated as of July 21, 2020, between Acquiror and the Trustee.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Acquiror) relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any purchase of the Company’s equity securities or assets or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries), in each case, comprising more than fifteen percent (15%) of the equity securities or assets of the Company or (b) any merger involving the Company or any of its Subsidiaries; provided, however, that any such transaction exclusively among the Company and its wholly-owned Subsidiaries shall not be deemed to be an Acquisition Transaction.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Additional Bridge Loan” means any additional bridge loans obtained by the Company and/or its Subsidiaries after December 31, 2020 and prior to the Closing in an amount not to exceed $50,000,000 (or a greater amount to the extent such amount in excess of $50,000,000 is utilized to pay off Indebtedness of the Company and/or its Subsidiaries (such greater amount, the “Excess Bridge Loan Amount”)).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Aggregate Bonus Amount” has the meaning specified in Section 4.13(n).

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Schedule 4.06(f).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Appraisal Statute” means Section 238 of the Companies Act.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (b) the aggregate amount of all redemptions of Acquiror Pre-Transaction Common Stock by any Redeeming Stockholders, minus (c) all cash and cash equivalents of Acquiror received from the Persons set forth on Schedule 1.01.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Los Angeles, California or the Cayman Islands are authorized or required by Law to close.

“Change in Acquiror Board Recommendation” has the meaning specified in Section 8.04(b).

“Change in Control” means the occurrence of the following event: (i) a merger, consolidation, reorganization or similar business combination transaction involving Acquiror and, immediately after the consummation of such transaction or series of transactions, the voting securities of Acquiror immediately prior to such transaction or series of transactions do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (ii) the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are directly or indirectly owned by stockholders of Acquiror.

“Change in Control Consideration” means the amount per share of Acquiror Common Stock to be received by a holder of Acquiror Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Class A Ordinary Shares” has the meaning specified in the Company Articles.

“Class A-1 Preferred Shares” has the meaning specified in the Company Articles.

“Class A-2 Preferred Shares” has the meaning specified in the Company Articles.

“Class A-3 Preferred Shares” has the meaning specified in the Company Articles.

“Class B Ordinary Shares” has the meaning specified in the Company Articles.

“Class B Preferred Shares” has the meaning specified in the Company Articles.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Cash” has the meaning specified in Section 3.12(a).

“Closing Date Company Certificate” has the meaning specified in Section 3.12(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.12(a).

“Code” has the meaning specified in the Recitals hereto.

“Commercial Contract” has the meaning specified in Section 4.15(l).

“Companies Act” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Articles” means that certain Seventh Amended and Restated Articles of Association of the Company, dated January 27, 2021, as may be amended, amended and restated or supplemented in accordance with the terms hereof.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.03(b).

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (i) uncleared checks, other wire transfers and drafts received, deposited or available for deposit for the account of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less (ii) an amount of cash of the Company and its Subsidiaries necessary to cover all outstanding checks, wire transfers and drafts determined on a consolidated basis in accordance with GAAP, less (iii) any cash to the extent prohibited from being transferred by applicable Law or Contract.

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Converting Debt” means all of the issued and outstanding Indebtedness of the Company or any of its Subsidiaries set forth on the Allocation Schedule (subject to update pursuant to Section 3.12(a) including to account for any interest accrued thereon between the date of this Agreement and the Closing Date) under the column “Company Converting Debt”, which such Indebtedness will be converted into the right to receive the Per Share Merger Closing Consideration pursuant to Section 3.06.

“Company Converting Debt Conversion Shares” means, with respect to each Company Converting Debtholder, the total indicative number and class of Company Shares set forth opposite such Company Converting Debtholder’s name in the column “Company Converting Debt Conversion Shares” on the Allocation Schedule.

“Company Converting Debtholders” means the holders of the Company Converting Debt.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Option” means an option to purchase Class A Ordinary Shares.

“Company Option Plans” means the Smart King Ltd. Equity Incentive Plan, the Smart King Ltd. Special Talent Incentive Plan and any other plan pursuant to which Company Options have or may be granted prior to the Closing Date.

“Company Outstanding Shares” means the total number of Company Shares outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted basis, and including, without limitation or duplication, the number of Company Shares subject to unexpired, issued and outstanding Company Options and the Company Warrant (in each case only to the extent vested and assuming exercise on a cashless basis as of the Effective Time) and the number of Company Shares issued or deemed issued to holders of Pre-A Convertible Debt prior to the Merger in connection with the conversion of such Pre-A Convertible Debt. For the avoidance of doubt, “Company Outstanding Shares” does not include the Company Converting Debt Conversion Shares.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Share Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Company Shareholder” means, except as set forth below, a holder of Company Shares. For avoidance of doubt, no Company Converting Debtholder shall be considered a Company Shareholder except to the extent such Person holds Company Shares. For purposes of Section 3.07, Company Shareholders do not include holders of the Company Converting Debt Conversion Shares, the Class A-1 Preferred Shares, the Class A-2 Preferred Shares, or the Class A-3 Preferred Shares.

“Company Shareholder Approval” has the meaning specified in Section 4.03(a).

“Company Shares” means, collectively, the Class A Ordinary Shares, the Class B Ordinary Shares, the Class A-1 Preferred Shares, the Class A-2 Preferred Shares, the Class A-3 Preferred Shares, the Class B Preferred Shares and the Redeemable Preference Shares.

“Company Warrants” means the (i) Common Stock Purchase Warrant, issued on September 9, 2020 by the Company to FF Ventures SPV IX LLC; (ii) Common Stock Purchase Warrant, issued on January 13, 2021 by the Company to FF Ventures SPV IX LLC; (iii) Common Stock Purchase Warrant, issued on January 22, 2021 by the Company to FF Ventures SPV IX LLC; and (iv) Common Stock Purchase Warrant, issued on January 26, 2021 by the Company to FF Ventures SPV IX LLC (which for the avoidance of doubt is not a Company Option).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“COVID-19 Measures” has the meaning specified in Section 4.14(e).

“Debtholder Support Agreements” has the meaning specified in Section 3.08(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” means Company Shares held as of the Effective Time by a holder who has given written notice of its decision to dissent in respect of the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 238 of the Companies Act and not effectively withdrawn or forfeited prior to the Effective Time.

“Earnout Period” has the meaning specified in Section 3.07(a).

“Earnout Shares” has the meaning specified in Section 3.07(a).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Time” has the meaning specified in Section 2.03.

“Environmental Laws” means any Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, generation, handling, transportation, treatment, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Closing Consideration divided by (b) the sum of the Company Outstanding Shares and the Company Converting Debt Conversion Shares.

“Exchanged Option” has the meaning specified in Section 3.05.

“Exchanged Warrant” has the meaning specified in Section 3.05.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of the foregoing transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Foreign Subsidiary” has the meaning specified in Section 4.15(n).

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the shares of Acquiror Common Stock, the Exchanged Options and the Exchanged Warrants to be issued in connection with the Merger.

“Fraud” means, with respect to the Company, Acquiror or Merger Sub, an actual and intentional fraud solely and exclusively with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of the Company, Acquiror or Merger Sub shall only be deemed to exist if any of the individuals identified in Section 1.03 (as applicable) had actual knowledge that any of the representations or warranties made by the Company, Acquiror or Merger Sub pursuant to, in the case of the Company, Article IV (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.02(c), or in the case of Acquiror or Merger Sub, Article V (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.03(i), were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Environmental Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall include the Company Converting Debt and shall not include (A) solely for purposes of the definition of Merger Closing Consideration and Section 3.12, any interest accrued after December 31, 2020, (B) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or (C) any obligations from the Company to one of its wholly-owned Subsidiaries.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property and rights thereto created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, act, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“LTIP” has the meaning specified in Section 7.09.

“Material Adverse Effect” means, with respect to the Company, any change, effect, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change in applicable Laws or GAAP; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror; (f) any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or any of its Subsidiaries operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of clauses (a), (b), (d), (f) and (g) to the extent that such change or effect has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 4.23.

“Maximum Target” has the meaning specified in Section 3.07(a)(ii).

“Maximum Target Shares” has the meaning specified in Section 3.07(a)(ii).

“Merger” has the meaning specified in Section 2.01.

“Merger Closing Consideration” means the number of shares of Acquiror Common Stock equal to (i) the quotient of (A) the sum of (I) the Purchase Price, plus (II) Closing Date Cash, minus (III) the Closing Date Indebtedness, plus (IV) the Company Converting Debt, plus (V) the Additional Bridge Loan (which, for the avoidance of doubt, shall not include any Excess Bridge Loan Amount), divided by (B) $10.00, minus (ii) the Earnout Shares.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shareholder Approval” has the meaning specified in Section 5.02(a).

“Minimum Target” has the meaning specified in Section 3.07(a)(i).

“Minimum Target Shares” has the meaning specified in Section 3.07(a)(i).

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Nasdaq” means the Nasdaq Stock Market.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means (i) any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License, or (ii) software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (a) disclosed or distributed in source code form, either mandatorily or upon request, (b) licensed for the purpose of making derivative works or (c) distributed at no charge.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.11(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.11(a).

“Owned Software” has the meaning specified in Section 4.11(f).

“Per Share Merger Closing Consideration” means the number of shares of Acquiror Common Stock (in such class as set forth in the Allocation Schedule) equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) touching and concerning the land of which the Leased Real Property is a part that do not materially interfere with the present uses of such Leased Real Property, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not violated by the current use or occupancy of such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (x) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 8.08.

“Plan of Merger” has the meaning specified in Section 2.03.

“Pre-A Convertible Debt” means all of the issued and outstanding Indebtedness of the Company or any of its Subsidiaries set forth on the Allocation Schedule under the column “Pre-A Convertible Debt,” as updated pursuant to Section 3.12(a) including to account for any interest accrued thereon between the date of this Agreement and the Closing Date.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Acquiror Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the consent solicitation statement/proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Acquiror to be used for the Acquiror Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Pre-Transaction Common Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Acquiror Common Stock, the Exchanged Options and the Exchanged Warrants to be issued in connection with the Merger, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law and the rules and regulations of the Nasdaq and (iii) a proxy statement of the Company to be used for a Company shareholder meeting to approve Requisite Company Approval or a consent solicitation with respect to solicitation of the Requisite Company Approval.

“Purchase Price” means $2,716,000,000.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeemable Preference Shares” has the meaning specified in the Company Articles.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Pre-Transaction Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Requisite Company Approval” means the passing of a Special Resolution by the holders of the Company Shares outstanding as of the record date for determining the shareholders of the Company entitled to approve this Agreement and the Merger.

“Sanctioned Country” means a country or territory which is itself the target of Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Persons” means any Person that is the target of Sanctions Laws, including (a) any Person listed in any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Governmental Authority under Sanctions Laws, (b) any Person organized or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine) or (c) any Person fifty percent (50%) or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Acquiror or by Acquiror to the Company, as applicable, concurrently with execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder Agreement” has the meaning specified in the Recitals hereto.

“Shareholder Support Agreements” has the meaning specified in Section 3.08(a).

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code or other form and all databases associated therewith.

“Special Resolution” has the meaning specified in the Company Articles.

“Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Sponsor” means Property Solutions Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain letter agreement, dated as of July 21, 2020, by and among the Sponsor, Acquiror and Graubard Miller, as amended or modified from time to time.

“Sponsor Support Agreement” has the meaning specified in Section 3.08(c).

“Sponsor Warrant” means an Acquiror Warrant held by the Sponsor as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supporting Debtholders” has the meaning specified in Section 3.08(b).

“Supporting Shareholders” has the meaning specified in Section 3.08(a).

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge in the nature of a tax imposed by a Governmental Authority whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“Vendor Trust” means that certain trust established pursuant to the Vendor Trust Agreement.

“Vendor Trust Agreement” means that certain trust agreement, entered into as of April 29, 2019, by and among Faraday&Future Inc., a California corporation, and certain affiliates of the Company and Force 10 Agency Services LLC, in its capacity as the trustee, as amended or amended and restated from time to time.

“Vendor Trustee” means Force 10 Agency Services LLC, in its capacity as trustee under the Vendor Trust Agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Currency amounts referenced herein are in U.S. Dollars.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, in the case of the Company, Dr. Carsten Breitfeld, Jerry Wang, Yueting Jia, Prashant Gulati and Charles Hsieh, and, in the case of Acquiror, Jordan Vogel, Aaron Feldman, Stephen Vogel, D. James Carpenter, Robert S. Mancini, Philip Kassin, Wesley Sima and Andrew Smith.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Pre-Transaction Common Stock or Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the number of shares of Acquiror Pre-Transaction Common Stock or Company Shares will be appropriately adjusted to provide to the Company Shareholders and the Acquiror Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

Article II
THE MERGER; CLOSING

2.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company under the Companies Act (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger, being a wholly-owned subsidiary of Acquiror and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the Companies Act.

2.02 Effects of the Merger. Upon the Effective Time, (i) all property and rights to which the Company and Merger Sub were entitled immediately before the Effective Time will become the property and rights of the Surviving Company; (ii) the Surviving Company will become subject to all criminal and civil liabilities and all contracts, debts and other obligations, to which each of the Company and Merger Sub were subject immediately before the Effective Time; (iii) all actions and other legal proceedings which, immediately before the Effective Time, were pending by or against the Company and Merger Sub may be continued by or against the Surviving Company; and (iv) the Surviving Company shall remain as an exempted company with limited liability incorporated under the laws of the Cayman Islands, retain its name as “FF Intelligent Mobility Global Holdings Ltd.” and retain its registered address at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

2.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Company and Merger Sub to execute and file with the Registrar of Companies of the Cayman Islands a plan of merger and related documentation, as required under the Companies Act, substantially in the form attached hereto as Exhibit D (with such changes as may be agreed by the Company and Acquiror) (the “Plan of Merger”). The Merger shall be effective at such time and date as specified in the Plan of Merger (the “Effective Time”).

2.04 Directors and Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, and the directors of the Surviving Company shall be those persons listed on Schedule 2.04, in each case, serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECTS OF THE MERGER; EARNOUT

3.01 Conversion of Company Shares; Effects of the Merger. Subject to the provisions of this Agreement and upon the Effective Time:

(a) Acquiror will become the sole shareholder of the Company, as the Surviving Company, and each Company Share (other than any Dissenting Shares) then in issue will thereby be automatically cancelled and the holder of such Company Share shall be entitled to be issued for such Company Share a number of shares of Acquiror Common Stock of the class set forth on the Allocation Schedule (as updated pursuant to Section 3.12(a)), fully paid and free and clear of all Liens other than restrictions under applicable Securities Laws, equal to the Per Share Merger Closing Consideration, with any fraction of a share of Acquiror Common Stock in respect of each holder’s aggregate Company Shares rounded down to the nearest whole share of Acquiror Common Stock;

(b) one ordinary share in the capital of Merger Sub shall be automatically cancelled and converted into one validly issued, fully paid and non-assessable ordinary share in the capital of the Surviving Company;

(c) each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d) the Company Articles shall be amended and restated in their entirety in the form attached hereto as Exhibit E, and as so amended and restated, shall be the articles of association of the Surviving Company until thereafter amended in accordance with their terms and as provided in the Companies Act; and

(e) no assets of the Company shall be distributed in the Merger.

3.02 Company Shareholders’ Rights Upon the Merger. Upon consummation of the Merger, each Company Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing such Company Shareholder’s title to one or more Company Shares, and to any Company Shares evidenced thereby, other than the right to receive such Company Shareholder’s Per Share Merger Closing Consideration.

3.03 Delivery of Per Share Merger Closing Consideration.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall cause to be mailed to each holder of record of Company Shares a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Company Share Letter of Transmittal”) which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) subject to Section 3.04, include instructions for the delivery to Acquiror (to the extent such Company Shares are certificated) all certificates representing Company Shares (each, a “Company Certificate” and, collectively, the “Company Certificates”), together with instructions thereto.

(b) Subject to Section 3.04 and except as set forth on Schedule 3.03, upon the receipt of a Company Share Letter of Transmittal (accompanied by all Company Certificates representing Company Shares of the holder of such shares, to the extent such shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, (except with respect to the holders of Company Shares set forth on Schedule 3.03) a lock-up agreement in substantially the form set forth on Exhibit G, and such other documents as may reasonably be required by Acquiror, the holder of such Company Shares shall be entitled to receive in exchange therefor the aggregate Per Share Merger Closing Consideration (fully paid and free and clear of all Liens other than restrictions under applicable Securities Laws) into which such Company Shares have been converted pursuant to Section 3.01(a). Until surrendered as contemplated by this Section 3.03(b), each Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Closing Consideration which the holders of shares of Company Shares were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Merger Closing Consideration, deliverable in respect thereof as determined in accordance with this Article III.

3.05 Treatment of Outstanding Company Options and Company Warrant. Each Company Option and Company Warrant to purchase Company Shares that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time), whether vested or unvested, shall be converted into an option or warrant, as applicable, to purchase shares of Acquiror Class A Common Stock (each such option, an “Exchanged Option” and each such warrant, an “Exchanged Warrant”); provided, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable pursuant to such Exchanged Options and Exchanged Warrants shall be determined based on the Exchange Ratio and, with respect to the Exchanged Options, in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of Acquiror Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option and Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option or Company Warrant, as applicable, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and use commercially reasonable efforts to take any actions that are necessary to effectuate the treatment of the Company Options and Company Warrant pursuant to this Section 3.05. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to obtain written confirmation from each holder of Company Warrant that such holder will acknowledge and accept the treatment of the Company Warrant contemplated by this Section 3.05.

3.06 Company Converting Debt.

(a) Prior to the Effective Time, the holders of the Pre-A Convertible Debt to the extent set forth on the Allocation Schedule (as updated pursuant to Section 3.12(a)) shall be issued Company Shares in connection with the conversion of such Pre-A Convertible Debt and shall be treated as Company Shareholders for all purposes of this Agreement (other than Section 3.07).

(b) At the Effective Time, by virtue of this Agreement and existing agreements between the Company and each Company Converting Debtholder (including without limitation the Vendor Trust), and without any further action on the part of any Company Converting Debtholder or any other person, all outstanding Company Converting Debt shall be deemed contributed to Acquiror and, subject to Section 3.06(d), represent the right to receive from Acquiror, for each Company Converting Debt Conversion Share, the Per Share Merger Closing Consideration (such right, in the case of the Vendor Trust, shall be allocated to the beneficiaries of the Vendor Trust in accordance with the terms of the Vendor Trust Agreement in exchange for and in satisfaction of such beneficiaries’ Interests (as defined in the Vendor Trust Agreement)).

(c) All of the Company Converting Debt shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and at the Effective Time each Company Converting Debtholder shall thereafter cease to have any rights with respect to the Company Converting Debt, except the right to receive the Per Share Merger Closing Consideration in respect of each of the Company Converting Debt Conversion Shares corresponding to the Company Converting Debt held by such Company Converting Debtholder, subject to Section 3.06(d).

(d) Notwithstanding the automatic contribution of the Company Converting Debt to Acquiror, no Company Converting Debtholder (including, with respect to the Vendor Trust, the beneficiaries of the Vendor Trust) shall receive shares of Acquiror Common Stock unless such Company Converting Debtholder (including without limitation the Vendor Trust on behalf of the beneficiaries thereof) has delivered a Converting Debt Letter of Transmittal (as defined below) and a lock-up agreement in substantially the form set forth on Exhibit G. The Company shall cause to be mailed to each holder of record of Company Converting Debt (including without limitation the Vendor Trust) a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Converting Debt Letter of Transmittal”) which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) acknowledge the treatment of the Company Converting Debt as set forth in this Agreement.

3.07 Earnout.

(a) From and after the Closing until the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within five (5) Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Acquiror shall issue, up to an additional 25,000,000 shares of Acquiror Common Stock in the aggregate (the “Earnout Shares”) to the Company Shareholders (allocated among them as set forth on the Allocation Schedule) as additional consideration for the Merger (and without the need for additional consideration from the Company Shareholders), fully paid and free and clear of all Liens other than restrictions under applicable Securities Laws:

(i) if the Acquiror Common Stock VWAP is greater than $13.50 (such share price as adjusted pursuant to this Section 3.07, the “Minimum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days, 12,500,000 shares of Acquiror Common Stock (the “Minimum Target Shares”); and

(ii) if the Acquiror Common Stock VWAP is greater than $15.50 (such share price as adjusted pursuant to this Section 3.07, the “Maximum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days, 12,500,000 shares of Acquiror Common Stock (the “Maximum Target Shares”) plus the Minimum Target Shares, if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Acquiror shall, no later than immediately prior to the consummation of such Change in Control, issue to the Company Shareholders (allocated among them as set forth on the Allocation Schedule) as additional consideration for the Merger (and without the need for additional consideration from the Company Shareholders), free and clear of all Liens other than restrictions under applicable Securities Laws, a number of Earnout Shares equal to the following:

(i) if the Change in Control Consideration paid or payable to the holders of shares of Acquiror Common Stock in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target, (A) the Minimum Target Shares minus (B) any shares of Acquiror Common Stock previously issued pursuant to Section 3.07(a)(i); and

(ii) if the Change in Control Consideration paid or payable to the holders of shares of Acquiror Common Stock in connection with such Change in Control is equal to or greater than the Maximum Target, (A) the Minimum Target Shares plus (B) the Maximum Target Shares minus (C) any shares of Acquiror Common Stock previously issued pursuant to Section 3.07(a)(i) and/or Section 3.07(a)(ii).

For the avoidance of doubt, if the Change in Control Consideration paid or payable to the holders of shares of Acquiror Common Stock in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 3.07(b).

(c) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of unissued shares of Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 3.07 and shall take all actions required to increase the authorized number of shares of Acquiror Common Stock if at any time there shall be insufficient unissued shares of Acquiror Common Stock to permit such reservation.

(d) Acquiror shall take such actions as are reasonably requested by the Company Shareholders to evidence the issuances pursuant to this Section 3.07, including, if requested, through the delivery of duly and validly executed certificates (if the shares of Acquiror Common Stock are then certificated) or instruments representing the Earnout Shares.

(e) If Acquiror shall at any time during the Earnout Period pay any dividend on shares of Acquiror Common Stock by the issuance of additional shares of Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Common Stock, then, in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Common Stock (including any other shares so reclassified as shares of Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Stock that were outstanding immediately prior to such event, and (ii) the Acquiror Common Stock VWAP values set forth in Sections 3.07(a)(i) and 3.07(a)(ii) shall be appropriately adjusted to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Acquiror shall use reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the shares of Acquiror Common Stock (including, when issued, the Earnout Shares) to be tradable over, the Nasdaq and (ii) the Earnout Shares, when issued, to be approved for listing on the Nasdaq; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 3.07(b) above, Acquiror shall have no further obligations pursuant to this Section 3.07(f).

(g) Any issuance of Earnout Shares to the Company Shareholders pursuant to this Section 3.07 shall be treated as an adjustment to the Per Share Merger Closing Consideration for U.S. federal and applicable state and local income Tax purposes to the extent permitted by applicable Law.

3.08 Support Agreements.

(a) Concurrently with the execution of this Agreement, the Company Shareholders identified on Schedule 3.08(a) (the “Supporting Shareholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit I (the “Shareholder Support Agreements”), pursuant to which each of the Supporting Shareholders has agreed, among other things, to vote all of the Company Shares legally and beneficially owned by such Supporting Shareholder in favor of the Transactions (including the Merger).

(b) Prior to or concurrently with the execution of this Agreement, the Company Converting Debtholders identified on Schedule 3.08(b) (the “Supporting Debtholders”) have entered into transaction support agreements with the Company in the forms provided Acquiror prior to the date hereof, which transaction support agreements have not been amended or modified since being provided to Acquiror (the “Debtholder Support Agreements”).

(c) Concurrently with the execution of this Agreement, the Sponsor, Acquiror and the Company have entered into a support agreement in the form attached hereto as Exhibit J (the “Sponsor Support Agreement”), pursuant to which Sponsor has agreed, among other things, to vote all of the Acquiror Common Stock legally and beneficially owned by the Sponsor in favor of the Transactions.

3.09 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive any consideration in accordance with Section 3.01(a) but shall be entitled only to such rights as are granted by the Appraisal Statute to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the consideration otherwise payable in respect thereof pursuant to this Agreement, without interest thereon, upon surrender of the Company Certificate formerly representing such shares and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal received by the Company pursuant to the Appraisal Statute, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Appraisal Statute that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Acquiror shall have given its written consent to such settlement, payment or settlement offer (which written consent shall not be unreasonably withheld, conditioned or delayed by Acquiror).

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to subsection 238(2) of the Appraisal Statute, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to subsection 238(4) of the Appraisal Statute within twenty (20) days of obtaining the Requisite Company Approval.

3.10 Withholding. Each of Acquiror, Merger Sub, the Company, the Sponsor and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, that (a) at least five (5) Business Days before making any such deduction or withholding (other than amounts in respect of compensatory withholding), such withholding party gives notice to the recipient of such payment of its intention to make such deduction or withholding (which notice shall include the basis of the proposed deduction or withholding), and (b) such withholding party shall use its commercially reasonable efforts to cooperate with the recipient of such payment to obtain reduction of or relief from such deduction or withholding to the extent permitted by applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Sponsor or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

3.11 Payment of Expenses and Indebtedness.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth (i) a list of all fees and expenses incurred by the Company and the Vendor Trust in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the (A) fees and disbursements of the Vendor Trustee and outside counsel to the Company, the Vendor Trust and Company management incurred in connection with the Transactions and any PIPE Investment and (B) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company and the Vendor Trust in connection with the Transactions and any PIPE Investment (collectively, the “Outstanding Company Expenses”), and (ii) a sum sufficient to replenish the Expense Deposit (as defined in the Vendor Trust Agreement) to $200,000 (the “Vendor Trust Expense Deposit Replenishment”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Company Expenses and the Vendor Trustee Expense Deposit Replenishment. Nothing herein shall be deemed to impair, waive, discharge or negatively impact the priority payments or rights of the Vendor Trustee under the Vendor Trust Agreement, or any document, instruments or agreements ancillary to the Vendor Trust Agreement, each of which shall survive the consummation of the Merger and the termination of this Agreement until terminated in accordance with their respective terms.

(b) At least two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror and Merger Sub, including for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions and any PIPE Investment (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

(c) In connection with the Closing, the Company shall execute and deliver, or shall cause to be delivered, proper documentation evidencing a full release and extinguishment of all secured Indebtedness set forth on Schedule 3.11(c), and a customary corresponding release and Lien discharge, evidencing the customary release of all Liens on the assets or equity interests of the Company and each of its Subsidiaries securing such Indebtedness, in each case excluding the surviving obligations set forth in the Contracts governing such Indebtedness and other customary surviving obligations in connection with payoff of such Indebtedness.

3.12 Company Closing Statement.

(a) No more than ten (10), nor less than five (5), Business Days prior to the Closing, the Company shall deliver to Acquiror (i) a certificate (the “Closing Date Company Certificate”), duly executed and certified by an executive officer of the Company, which sets forth the Company’s good faith calculations of its estimates of (including supporting detail thereof) of (A) the Indebtedness of the Company as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date, excluding any Pre-A Convertible Debt that has converted into Company Shares or, immediately prior to the Effective Time, will convert into Company Shares, and including any Excess Bridge Loan Amount used to pay down Indebtedness (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date, excluding cash proceeds from the Additional Bridge Loan (the “Closing Date Cash”) and (C) the resulting calculation of the Merger Closing Consideration, each as determined in accordance with the definitions set forth in this Agreement, and (ii) an updated Allocation Schedule containing an updated list of the Persons, amounts and figures described in Section 4.06(f) and reflecting the portion of such Merger Closing Consideration allocable to each Person listed thereon. The Closing Date Company Certificate shall be prepared in accordance with GAAP and using the accounting methods, practices and procedures used to prepare the Financial Statements.

(b) Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Closing Date Company Certificate, and the Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the Closing Date Company Certificate. The Company shall consider in good faith any comments or objections to any amounts set forth on the Closing Date Company Certificate notified to it by Acquiror prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Closing Date Company Certificate, then the Closing Date Company Certificate as so modified shall be deemed to be the Closing Date Company Certificate for purposes of calculating the Merger Closing Consideration.

3.13 Acquiror Closing Statement. No more than five (5), nor less than three (3), Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate, duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), determined in accordance with the definitions set forth in this Agreement (the “Acquiror Closing Statement”). The Company and its Representatives shall have a reasonable opportunity to review and to discuss with Acquiror and its Representatives the Acquiror Closing Statement, and the Acquiror and its Representatives shall reasonably assist the Company and its Representatives in their review of the Acquiror Closing Statement. Acquiror shall consider in good faith any comments or objections to any amounts set forth on the Acquiror Closing Statement notified to it by the Company prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Acquiror Closing Statement, then the Acquiror Closing Statement as so modified shall be deemed to be the Acquiror Closing Statement for purposes of this Agreement.

3.14 No Liability. None of Acquiror, the Company or Merger Sub or any of their Affiliates shall be liable to any person in respect of any portion of the Merger Closing Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Closing Consideration or any dividends or distributions to be paid in accordance with this Article III that remains undistributed to the holders of Company Shares or Company Converting Debt as of the sixth anniversary of the Closing (or immediately prior to such earlier date on which the Merger Closing Consideration or any such dividends or distributions would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company is an entity duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Company Articles and the Company’s memorandum of association (or similar governing documents) previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each such Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization; Board Approval; Vote Required.

(a) The Company has all requisite organizational power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Company Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and, with the exception of the Requisite Company Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Company Board, by unanimous written consent or at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the shareholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the Company Shareholders adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the Company Shareholders for their adoption at a duly held meeting of such shareholders for such purpose (or by written resolutions, as permitted under the Company Articles). Subject to obtaining the Requisite Company Approval, no additional approval or vote from any holders of any class or series of share capital of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Articles or the memorandum or articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) the filing of the Plan of Merger and related documentation, as required under the Companies Act, and (d) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company is US$ 20,163.1166 divided into (i) 665,209,680 Class A Ordinary Shares, of nominal or par value of US$0.00001 each, of which 41,373,430 shares are issued and outstanding as of the date hereof, 87,617,555 Class A-1 Preferred Shares of a nominal or par value of US$0.00001 each, 158,479,868 Class A-2 Preferred Shares of a nominal or par value of US$0.00001 each, 1,475,147 Class A-3 Preferred Shares of a nominal or par value of US$0.00001 each (ii) 180,000,000 Class B Ordinary Shares, of nominal or par value of US$0.00001 each, of which 150,052,834 are issued and outstanding as of the date hereof, (iii) 452,941,177 Class B Preferred Shares, of nominal or par value of US$0.00001 each, of which 452,941,177 are issued and outstanding as of the date hereof, and (iv) 470,588,235 Redeemable Preference Shares, of nominal or par value of US$0.00001 each, of which 470,588,235 are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of Company Shares or other equity interests of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 4.06(a), as of the date hereof, there are no other ordinary shares, preferred shares or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) With respect to each Company Option and Company Warrant, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Option or Company Warrant, the number of vested and unvested Company Shares covered by such Company Option or Company Warrant, the date of grant, the cash exercise price per share of such Company Option or Company Warrant and the applicable expiration date.

(c) Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d) Except as set forth on Schedule 4.06(d), the outstanding shares or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ shareholders may vote. Except as forth on Schedule 4.06(d), none of the Company’s Subsidiaries is party to any shareholders agreement, voting agreement or registration rights agreement relating to the equity interests of any of the Company’s Subsidiaries.

(e) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares or other equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries.

(f) Schedule 4.06(f) (the “Allocation Schedule”) sets forth, as of the date hereof, a true and complete list of (i) all Company Shareholders (including, for the avoidance of doubt, holders of Pre-A Convertible Debt), Company Converting Debtholders, holders of Company Options and holder of the Company Warrant, (ii) the class and number of Company Shares held by each Company Shareholder, (iii) the outstanding amount of the Company Converting Debt held by each Company Converting Debtholder and the number of Company Converting Debt Conversion Shares with respect to each Company Converting Debtholder, (iv) the class of shares of Acquiror Common Stock to be received in the Merger by each Company Shareholder and Company Converting Debtholder, (v) the number of Minimum Target Shares allocable to each Company Shareholder, if and when payable pursuant to Section 3.07, (vi) the number of Maximum Target Shares allocable to each Company Shareholder, if and when payable pursuant to Section 3.07, and (vii) the portion of the total Merger Closing Consideration allocable to each such Person based on the estimated Merger Closing Consideration set forth therein.

4.07 Financial Statements. Attached as Schedule 4.07 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and December 31, 2018 and the audited consolidated statements of operations and comprehensive loss, statements of preferred shares and shareholders’ deficit and statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2017 and December 31, 2018, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 (the “Latest Balance Sheet Date”) and September 30, 2020 and the unaudited consolidated statement of operations and comprehensive loss, statement of preferred stock and stockholders’ deficit and statement of cash flows of the Company and its Subsidiaries for the twelve (12)-month period ended December 31, 2019 and the nine (9)-month period ended September 30, 2020 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, comprehensive loss, changes in preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from (except the Unaudited Financial Statements do not have the footnotes required by GAAP), and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. The Financial Statements will be audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants as of the filing of the Form S-4 to the extent such Financial Statements are included in the Form S-4.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including, for the avoidance of doubt, with regard to the Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries (excluding any such liabilities arising from the breach of any Contracts to which the Company or any of its Subsidiaries is a party), (c) disclosed in the Schedules, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (e) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.09 Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no, and since January 1, 2018 there have been no, Actions pending or threatened in writing or, to the knowledge of the Company, threatened orally against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.09, neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.09, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

4.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.13 and Section 4.15), (iii) as set forth on Schedule 4.10(a) and Schedule 4.14(b) (iv) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws and, to the knowledge of the Company, the Leased Real Property is in compliance with all applicable Laws. Except as set forth on Schedule 4.10(a), neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of its Subsidiaries at any time since January 1, 2018, or any violation with respect to the Leased Real Property, in each case, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b) During the five (5) years prior to the date of this Agreement, (i) there has been no action taken by the Company, any of its Subsidiaries or any officer, director, manager, employee or, to the knowledge of the Company, any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) During the five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have (i) complied in all materials respects with applicable Export Control Laws and Sanctions Laws; (ii) not engaged in any transactions or dealings, directly or knowingly indirectly, with or relating to a Sanctioned Country or Sanctioned Person; (iii) to the knowledge of the Company, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and have not been notified of any such pending or threatened actions; (iv) maintained in place and implemented controls and systems to comply with Export Control Laws and Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any directors, officers or, to the knowledge of the Company, employees of the Company or any of its Subsidiaries is a Sanctioned Person or is subject to debarment or any list-based designations under the Export Control Laws.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a complete and accurate list, including record (and, if different, beneficial) owner, jurisdiction (except for domain name registrations) and serial/application numbers, of all issued patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) identifying in each case the current status of each such item. Except as described on Schedule 4.11(a), all of the registrations and issuances set forth on Schedule 4.11(a) are subsisting, valid and in full force and effect and, to the knowledge of the Company, all applications set forth on Schedule 4.11(a) are pending and in good standing. Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property and any other Intellectual Property owned or purported to be owned by the Company, free and clear of all Liens, other than Permitted Liens.

(b) Except (i) as set forth on Schedule 4.11(b) or (ii) as would not reasonably be expected to be material to the Company or any of its Subsidiaries as of the date hereof, no Actions are pending against the Company or any of its Subsidiaries by any Person claiming infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person. Except as set forth on Schedule 4.11(b), as of the date hereof and for the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.11(b), to the Company’s knowledge, the current and proposed future conduct of the business of the Company and its Subsidiaries (including the manufacture, use or sale of any of their planned products, including the FF91, FF81 and FF71 Series vehicles) as currently contemplated by the Company has not infringed, misappropriated, diluted or otherwise violated, and will not infringe, misappropriate, dilute or otherwise violate, the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No founder or current or former officer, executive, director or shareholder of the Company or any of its Subsidiaries, nor any Person that is or was previously an Affiliate of the Company or any of its Subsidiary (other than any Person that is currently a Subsidiary of the Company) owns any material Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries, except where such Intellectual Property is subject to a valid written license agreement. Except (i) for any Permitted Lien or as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), all Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, except as set forth on Schedule 4.11(c), no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed the trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries. Each current and former employee, officer, consultant and contractor who is or has been involved in the development (alone or with others) of any material Intellectual Property at the direction or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries an agreement that assigns to Company or one of its Subsidiaries, without an obligation of payment (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product), all right, title and interest in and to any such Intellectual Property (other than consultants or contractors that have executed and delivered to Company or one of its Subsidiaries an agreement granting the Company or any of its Subsidiaries a perpetual, royalty-free license to such Intellectual Property).

(d) Except as set forth in Schedule 4.11(d), to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used by the Company and/or any of its Subsidiaries in the conduct of their business as it is currently conducted (the “IT Systems”) or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place disaster recovery plans and procedures for the IT Systems that the Company reasonably considers to be adequate.

(e) The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Schedule 4.11(f) sets forth, as of the date hereof, each material proprietary Software program owned by the Company or any of its Subsidiaries (the “Owned Software”). The Company and its Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of any Open Source Software incorporated in or linked by the Owned Software and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has used or is required to use any Open Source Software in a manner that would require the Company or any of its Subsidiaries to disclose or distribute any proprietary source code of or license or make available at no charge any Owned Software to any Person, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed or required to be listed on Schedule 4.12(a) have been provided to or made available to Acquiror or its Representatives.

(i) any Contract with an employee or independent contractor of the Company or any of its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any material payment or benefits, from the Company or any of its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business and agreements granting Company Options) with any employee or other individual independent contractor of the Company or any of its Subsidiaries who receives annual base cash salary of $250,000 or more;

(iii) each collective bargaining agreement;

(iv) any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) click-wrap, shrink-wrap or similar licenses, (B) any other licenses for Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year and (C) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business;

(v) any Contract that restricts in any material respect, or contains any material limitations on, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic territory;

(vi) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case in clauses (A) through (C), in an amount in excess of $1,000,000;

(vii) each Contract entered into in connection with a completed material acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2018 of any Person or any business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division or business or by any other manner);

(viii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 or, together with all related Contracts, in excess of $5,000,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practice and (B) sales of obsolete equipment;

(ix) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019 in excess of $1,000,000;

(x) other than any offer letter or employment agreement set forth on Schedule 4.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of Company Shareholders, on the other hand, that will not be terminated at or prior to the Closing;

(xi) any Contract related to or in connection with the Vendor Trust;

(xii) any Contract with a Top Supplier; and

(xiii) any Contract establishing any joint venture, partnership, strategic alliance or other similar collaboration.

(b) Except as set forth on Schedule 4.12(b) or for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of any of the types described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), and except as would not reasonably be expected to have a Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under (or would be in material breach of or material default under but for the existence of a cure period) any such Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements or offer letters that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other natural person service provider, in each case that is maintained, sponsored or contributed to by the Company or its ERISA Affiliates or under which the Company or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2018 for which a material liability remains outstanding.

(c) Except as would not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date, except as would not result in a material liability to the Company.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration, except as would not be reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six (6)-year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened in writing.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code has been operated and documented in compliance with Section 409A of the Code.

(k) No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(l) The Company and its Subsidiaries have not elected to defer and do not have any present intention of deferring any employment or payroll taxes as permitted under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (collectively, the “CARES Act”).

(m) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan for the benefit of employees or dependents thereof who reside and perform services or who are employed outside of the United States (a “Non-U.S. Plan”) (i) is in compliance with its terms and the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Non-U.S. Plan, (ii) if it is intended to qualify for special Tax treatment, meets all requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is funded or book reserved, as appropriate, based upon reasonable actuarial or accounting assumptions that comply with all applicable Laws.

(n) Schedule 4.13(n) sets forth (i) a true and complete list of all deferred salary, bonus or other compensation amounts that are outstanding or have been promised (whether or not pursuant to legally binding agreements) to employees and other service providers of the Company as of the Closing Date, including all transaction, retention, stay and similar bonuses or other compensatory payments (including deferred salary amounts) that will become payable in connection with the Transactions and (ii) the aggregate amount of all other retention and milestone related bonuses that may be payable in the future to Company employees and other service providers under agreements entered into prior to the Closing (the aggregate amount of all amounts in clauses (i) and (ii), the “Aggregate Bonus Amount”).

4.14 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification since January 1, 2018, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b) Except as set forth on Schedule 4.14(b) or would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) The Company has not had, nor to the knowledge of the Company are there any facts that would give rise to, any material workforce changes resulting from disruptions due to the 2019 novel coronavirus, any economic effect thereof or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected group terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law. Except as set forth on Schedule 4.14(e), since January 1, 2020, the Company has not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of its employees, in each case, for any reason relating to the 2019 novel coronavirus. Except as set forth on Schedule 4.14(e), the Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(f) As of the date hereof, to the knowledge of the Company, no current member of the executive management team of the Company or its Subsidiaries presently intends to terminate his or her employment prior to the six (6) month anniversary of the Closing Date.

4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements accrue in accordance with GAAP all material liabilities for Taxes with respect to all periods through the date thereof.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Except as set forth on Schedule 4.15(d), neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received since January 1, 2015 any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened.

(e) Since January 1, 2015, no written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(f) Except as set forth on Schedule 4.15(f), there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g) Except as set forth on Schedule 4.15(g), neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(h) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(i) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside of the ordinary course of business; or (v) intercompany transactions, or excess loss accounts, described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(k) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(l) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries or (ii) except pursuant to an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes (each, a “Commercial Contract”), has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to a Commercial Contract. Neither the Company nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n) None of the Company’s Subsidiaries that are organized under the Laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a U.S. trade or business for U.S. federal income Tax purposes, (iii) is, to the Company’s knowledge, a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (v) has elected under Section 897(i) of the Code to be treated as a domestic corporation.

(o) Neither the Acquiror nor any of its Affiliates would be required to (i) include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Sections 951 or 951A of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date or (ii) pay any Taxes pursuant to Section 965 of the Code in any taxable period (or portion thereof) beginning after the Closing Date.

(p) Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to the Company or its Subsidiaries are set forth on Schedule 4.15(p).

(q) All material charges for amounts payable or amounts receivable among the Company or any of its Subsidiaries that is not a Foreign Subsidiary, on the one hand, and any Foreign Subsidiary, on the other hand, have been made at arm’s length for fair value and the Company and all of its Subsidiaries have maintained all material documentation required to support the pricing of any such charges under Section 482 of the Code and the Treasury Regulation promulgated thereunder and any similar or comparable provision under state, local or foreign Law.

(r) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.16 Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18 Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property, and, except as set forth in the Real Estate Lease Documents for the Gardena, California Leased Real Property and the Hanford, California Leased Real Property, neither the Company nor any of its Subsidiaries is a party to any presently effective agreement, obligation or option to purchase any real property or interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto, if any) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Company (or its Subsidiaries) to the use, occupancy and possession, in each case, subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property, of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) Except as set forth on Schedule 4.18(d), (i) neither the Company nor any of its Subsidiaries has given or received written notice of material default under any Real Estate Lease Document which default has not been cured or waived prior to the date hereof and (ii) to the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person other than another Subsidiary of the Company the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Except for the Permitted Liens, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(e) Except as set forth on Schedule 4.18(d), with respect to each Real Estate Lease Document:

(i) since January 1, 2018, to the knowledge of the Company, no security deposit or portion thereof deposited by the Company or any of its Subsidiaries under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed to Acquiror in writing; and

(ii) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Estate Lease Document that has not been paid in full.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(ii) the FF91 vehicle has been designed to comply with all Environmental Laws and, to the knowledge of the Company, there are no currently existing facts, conditions or circumstances that would prevent the FF91 from complying with such Environmental Laws;

(iii) the Company and its Subsidiaries have obtained, and are, and during the past three (3) years have been in compliance with, all Environmental Permits required to conduct their respective operations and businesses;

(iv) with respect to the Company’s facility in Hanford, California, the Company and its Subsidiaries have received all Environmental Permits required for the Company and its Subsidiaries to manufacture 10,000 vehicles annually in 2021 and up to 30,000 vehicles annually starting in 2022, all such Environmental Permits are in full force and effect and not subject to challenge, opposition, modification or termination through any pending or threatened Action or as a result of the Transactions, and, to the knowledge of the Company, there are no currently existing facts, conditions or circumstances that would prevent the Company and its Subsidiaries from complying with such Environmental Permits in the event they manufacture up to 10,000 and up to 20,000 vehicles in, respectively, in 2021 and 2022;

(v) there has been no Release or threatened Release of any Hazardous Materials (x) by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party at, in, on or under or from any Leased Real Property or, to the knowledge of the Company, any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or their respective predecessors or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(vi) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(vii) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(viii) neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material liabilities or material obligations of any other Person arising under Environmental Law.

(b) The Company has made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, Environmental Law, including with respect to the compliance of the FF91 vehicle with Environmental Laws.

4.20 Absence of Changes.

(a) Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b) From the Latest Balance Sheet Date, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice, other than due to any COVID-19 Measures and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21 Affiliate Agreements

. Except as set forth on Schedule 4.21 and other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, officers or directors of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.22, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.22 have been resolved or remedied.

4.23 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or any of its Subsidiaries.

4.24 Top Suppliers. Schedule 4.24 sets forth a complete and accurate list of the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on dollar amount of expenditures for the twelve (12)-month period ending on the date hereof (collectively, the “Top Suppliers”).  Other than in the ordinary course of business, none of the Top Suppliers has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy between the Company or any of its Subsidiaries, on the one hand, and any Top Supplier, on the other hand.

4.25 Vehicle Certification and Manufacturing.

(a) Except as set forth on Schedule 4.25(a) or would not reasonably be expected to have a Material Adverse Effect, the FF91 vehicle developed by the Company and its Subsidiaries complies with applicable Law, including the standards regulations, certifications, testing and licensing requirements imposed by governments and regulatory agencies in the United States and China, such as, for example, the Federal Motor Vehicle Safety Standards (“FMVSS”) promulgated by the National Highway Traffic Safety Administration of the U.S. Department of Transportation.

(b) Except as set forth on Schedule 4.25(b) or would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have made the necessary contractual arrangements with reputable contractors to complete the construction of the Company’s facility in Hanford, California by 2021.

4.26 Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Acquiror Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.27 No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings), Section 5.06 (Financial Ability; Trust Account), Section 5.12 (Tax Matters) or Section 5.13 (Capitalization)), Acquiror and Merger Sub represent and warrant to the Company as follows:

5.01 Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and the Cayman Islands, respectively, and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.

5.02 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the respective boards of directors of Acquiror and Merger Sub and, except for the Acquiror Stockholder Approval and, as required in relation to the Merger under the Companies Law, the requisite shareholder approval of Acquiror, as the sole shareholder of Merger Sub (such approval being obtained by written resolution or as otherwise permitted under Merger Sub’s articles of association, prior to the Closing Date) (the “Merger Sub Shareholder Approval”), which Merger Sub Shareholder Approval shall be obtained by Merger Sub immediately following execution of this Agreement, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of a majority of the outstanding shares of Acquiror Pre-Transaction Common Stock entitled to vote at the Acquiror Meeting shall be required to approve each of the Transaction Proposal, the Issuance Proposal, the Director Election Proposal, the Amendment Proposal and the Equity Plan Proposal, in each case, assuming a quorum is present, and such votes are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to Section 8.04, resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement (such recommendation, the “Acquiror Board Recommendation”).

5.03 No Conflict. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) or otherwise affecting Acquiror or Merger Sub or their respective assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon Acquiror or Merger Sub that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement.

5.05 Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws, the Companies Law and the Nasdaq.

5.06 Financial Ability; Trust Account.

(a) As of July 27, 2020, there was at least $200,000,000 invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited liability trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 21, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated July 22, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since July 21, 2020 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a shareholder of Acquiror holding Acquiror Pre-Transaction Common Stock originally sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Pre-Transaction Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

(c) As of the date hereof, neither Acquiror nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including the Sponsor.

5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 21, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09 Business Activities; Absence of Changes.

(a) Since its respective incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement.

(b) Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.09(d), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby and Contracts set forth on Schedule 5.09(d)).

(e) As of the date hereof, there is no liability, debt or obligation of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of July 24, 2020 as reported on Form 8-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of July 24, 2020 as reported on Form 8-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 5.09(d) and Schedule 5.09(e), or (iv) for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

(f) Neither Acquiror nor Merger Sub has any material Indebtedness.

(g) Since the incorporation of Acquiror, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

5.10 Form S-4 and Proxy Statement/Prospectus. On the SEC Clearance Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the SEC Clearance Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), on the date the Proxy Statement/Prospectus is first mailed to Acquiror’s stockholders, and at the time of the Acquiror Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that each of Acquiror and Merger Sub has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each of Acquiror and Merger Sub understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c) Each of Acquiror and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements extending or waiving the statute of limitations on or extending or waiving the period for the assessment or collection of any material Tax, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither Acquiror nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened.

(f) Neither Acquiror nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of Acquiror or any of its Subsidiaries after the Closing Date. Neither the Acquiror nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(g) Neither Acquiror nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(i) Neither Acquiror nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(k) Neither Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(l) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Acquiror or any of its Subsidiaries or (ii) except pursuant to customary commercial provisions in a Commercial Contract, has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to customary commercial provisions in a Commercial Contract. Neither the Acquiror nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(o) Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof, (ii) 50,000,000 shares of Acquiror Pre-Transaction Common Stock, of which 29,516,511 shares are issued and outstanding as of the date hereof, (iii) 22,977,568 Acquiror Warrants issued and outstanding as of the date hereof and (iv) 594,551 Sponsor Warrants issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquiror Pre-Transaction Common Stock and all of the issued and outstanding Acquiror Warrants and Sponsor Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Pre-Transaction Common Stock held by the Sponsor.

(b) Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Pre-Transaction Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Pre-Transaction Common Stock or any other equity interests of Acquiror.

(c) The authorized equity interests of Merger Sub consist of 50,000 ordinary shares, with a nominal or par value of US$1.00 each, of which one share is issued and outstanding and owned by Acquiror as of the date of this Agreement. Such issued and outstanding share (i) has been duly authorized and validly issued and is fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Law and (iii) was not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

5.14 Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Pre-Transaction Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PSAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PSACW”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PSACU”. Except as set forth on Schedule 5.14, Acquiror is in compliance with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

Article VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by applicable Laws or to comply with any applicable COVID-19 Measures, use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice, to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers and others having material business relationships with it and to keep available the services of its current officers and key employees. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable Law or to comply with any COVID-19 Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the articles of association, memorandum of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, other than immaterial changes;

(b) (i) make, declare or pay any dividend or distribution to the Company Shareholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional share capital or securities convertible into or exchangeable for share capital, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares, or split, combine or reclassify any shares, other than pursuant to the exercise or granting of Company Options in the ordinary course of business consistent with past practice or pursuant to the exercise of Company Warrants or in connection with the conversion of Pre-A Convertible Debt, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares or other equity interests other than repurchases of shares pursuant to the terms of the Company’s Equity Incentive Plan or Special Talent Incentive Plan;

(c) enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12(a), any Real Estate Lease Document (excluding the exercise of any extension options as, and pursuant to the terms, set forth therein) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d) sell, transfer, lease, license, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, except for sales or dispositions of obsolete or worthless assets or sales of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets to customers in the ordinary course of business or as set forth in clauses (f)(A)-(C) below;

(e) (I) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $250,000 or in connection with promotion of an employee in the ordinary course, (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee or other service provider with annual base compensation of less than $250,000 in the ordinary course of business consistent with past practice or (II) enter into any Contract or take any action that would cause an increase to the Aggregate Bonus Amount;

(f) (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 individually or $5,000,000 in the aggregate, (iv) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $1,000,000, or acquire any assets in excess of $1,000,000, other than (A) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (B) assignments of Intellectual Property developed in the course of providing engineering, development or similar services to any Subsidiary or customer of the Company and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (v) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $4,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h) make any loans or advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(i) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k) enter into any agreement that materially restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l) enter into, renew or amend in any material respect any Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 individually or $4,000,000 in the aggregate;

(n) (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness exceeding $5,000,000 in the aggregate (other than the Additional Bridge Loan), (ii) amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness except with respect to any Company Converting Debtholder or (iii) repay any Indebtedness with funds received from any Additional Bridge Loan;

(o) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company and its Subsidiaries and their assets and properties as of the date hereof;

(q) except as required by Law, take any action that would reasonably be expected to materially impair, materially delay or prevent the Transactions; and

(r) enter into any agreement to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, subject to applicable Law or to comply with COVID-19 Measures, and except for any information that would be reasonably likely to result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and Merger Sub under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04 No Acquiror Pre-Transaction Common Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.05 No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated July 21, 2020, and other SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination are not consummated by April 24, 2022 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.05 shall survive the termination of this Agreement for any reason.

6.06 Proxy Solicitation; Other Actions.

(a) The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with such unaudited interim period financial information and audited financial statement information as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Foreign Persons. No “foreign person” who, immediately prior to the execution of this Agreement, is not currently a direct or indirect shareholder of the Company will, as a result of the transactions contemplated by this Agreement, (a) have access to any “material non-public technical information”; (b) have the right to appoint any director or observer to the board of the Company, the Company’s parent entities, or any of its U.S. subsidiaries; (c) “control” the Company, the Company’s parent entities, or any of its U.S. subsidiaries; or (d) otherwise have any “involvement” in any “substantive decision-making” of the Company, the Company’s parent entities, or any of its U.S. subsidiaries regarding (i) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected the Company, the Company’s parent entities, or any of its U.S. subsidiaries; (ii) the use, development, acquisition, or release of “critical technologies”; or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” by the Company, the Company’s parent entities, or any of its U.S. subsidiaries.  For purposes of this subparagraph, all terms in quotation marks shall be defined in accordance with the definitions in 31 C.F.R. Part 800, as may be amended from time to time.

Article VII
COVENANTS OF ACQUIROR AND MERGER SUB

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Subject to Section 3.11, the Acquiror shall pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement; provided that, in the event that Acquiror pays any such filing fees and the Closing does not occur, the Company shall pay to the Acquiror an amount equal to fifty percent (50%) of all such filing fees actually paid by Acquiror unless this Agreement has been terminated pursuant to Section 12.01(c) or Section 12.01(e).

7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ current and former officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate of the last annual premiums paid or payable by the Company and its Subsidiaries for such insurance policies; provided, however, that (i) Acquiror may cause coverage to be extended under such current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror and Merger Sub shall not, and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the memorandum of association or the articles of association of Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(v) other than in connection with any PIPE Investment, enter into, renew or amend in any material respect any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those incurred or arising under the Contracts set forth on Schedule 5.07 or Schedule 5.09(d), or (B) incurred in support of the Transactions;

(ix) other than in connection with any PIPE Investment or as may be contemplated by Section 8.08, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(x) except as required by Law, take any action that would reasonably be expected to materially impair, materially delay or prevent the Transactions.

(b) During the Interim Period, each of Acquiror and Merger Sub shall, and shall cause its Subsidiaries to, comply with and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the organizational documents of Merger Sub and all other agreements or Contracts to which Acquiror, Merger Sub or their respective Subsidiaries may be a party.

7.04 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of any PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Pre-Transaction Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses, Vendor Trust Expense Deposit Replacement and Outstanding Acquiror Expenses pursuant to Section 3.11; and (c) the balance of the assets in the Trust Account and net proceeds of any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror or the Surviving Company.

7.05 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing, unless such member of the Acquiror Board is included on Schedule 7.05(a), (b) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 7.05(b) and (c) the individuals set forth on Schedule 7.05(c) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company to Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 7.05(d) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 7.05(d), effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.05(c) and Schedule 7.05(d), which indemnification agreements shall continue to be effective following the Closing.

7.06 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or any of its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Merger Sub shall, and shall cause their Subsidiaries to, afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and Merger Sub and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror and Merger Sub that are in the possession of Acquiror or Merger Sub, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.07 Stock Exchange Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror remains listed as a public company on, and for shares of Acquiror Pre-Transaction Common Stock and Acquiror Warrants to be listed on, the Nasdaq. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and the Acquiror Common Stock underlying the Exchanged Options and Exchanged Warrants to be approved for listing on the Nasdaq as of the Closing Date.

7.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.09 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt a management incentive equity plan in such form as may be reasonably agreed by Acquiror and the Company substantially on the terms set forth on Exhibit K (the “LTIP”), and which plan shall (i) replace the Company Option Plans (such that no new awards will be granted under the Company Option Plans from and after the Closing Date, provided that the Company Option Plans will continue to govern the pre-Closing Date awards granted thereunder) and (ii) provide for an aggregate share reserve thereunder equal to twelve percent (12%) of the number of shares of Acquiror Common Stock on a fully diluted basis at the Closing Date.

7.10 Amendments to Acquiror Organizational Documents. On the Closing Date, Acquiror shall amend and restate, effective as of immediately prior to the Effective Time, its amended and restated certificate of incorporation and bylaws, respectively, in the forms of (a) the Second Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit L-1 (the “Acquiror Second A&R Certificate of Incorporation”), which provides, among other things, (i) two classes of Acquiror Common Stock; (ii) an increase in the number of Acquiror’s authorized shares of Acquiror Common Stock; and (iii) the reclassification of each then issued and outstanding share of Acquiror Pre-Transaction Common Stock into one share of Acquiror Class A Common Stock, and (b) the Amended and Restated Bylaws of Acquiror, substantially in the form attached hereto as Exhibit L-2 (the “Acquiror A&R Bylaws”).

7.11 Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Article VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Shareholders’ Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Acquiror Meeting with respect to the Proposals (as defined below) and a consent solicitation statement with respect to the solicitation of the Requisite Company Approval). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to Acquiror Stockholders.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Pre-Transaction Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement, and to take reasonable action related thereto, with respect to (i) the approval of the Acquiror Second A&R Certificate of Incorporation (the “Amendment Proposal”), (ii) the adoption and approval of this Agreement and the Merger (the “Transaction Proposal”), (iii) the election of directors effective as of the Closing (the “Director Election Proposal”), (iv) the approval of the LTIP effective as of the Closing (the “Equity Plan Proposal”), (v) the approval of the issuance of the Per Share Merger Closing Consideration and Earnout Shares (the “Issuance Proposal”), and (vi) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Amendment Proposal, the Transaction Proposal, the Director Election Proposal, the Equity Plan Proposal and the Issuance Proposal, collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror Stockholders at the Acquiror Meeting.

(d)  The Company shall solicit the Requisite Company Approval via written consent or by a calling a meeting of shareholders as soon as practicable after the Form S-4 is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Shareholders entitled to provide such written consent or vote with respect to the Requisite Company Approval; (ii) cause the Proxy Statement/Prospectus to be disseminated to the Company Shareholders in compliance with the Companies Law and the DGCL; and (iii) solicit written consents or votes from the Company Shareholders to give the Requisite Company Approval. The Company will provide Acquiror with documentation of the Requisite Company Approval within one (1) Business Day of receipt. If the Requisite Company Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by the Companies Act and deliver to the stockholders entitled thereto the notice required thereunder.

(e) Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Acquiror Meeting in accordance with the DGCL for a date no later than fifteen (15) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Pre-Transaction Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to Acquiror’s stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Acquiror Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Pre-Transaction Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Meeting, provided that the Acquiror Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Acquiror Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date.

8.03 Company Exclusivity.

(a) During the Interim Period, except in the event that Acquiror has made a Change in Acquiror Board Recommendation, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any Acquisition Transaction. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) Neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Company Shareholders (and at all times thereafter prior to receipt of the Company Shareholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to Acquiror or Merger Sub, the Company Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Acquisition Proposal (other than those relating to the Transactions); or (iv) resolve, agree or publicly propose to take any such actions.

8.04 Acquiror Exclusivity.

(a) During the Interim Period, neither Acquiror nor Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates), concerning, relating to or which is intended to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Shareholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). Each of Acquiror and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Business Combination Proposal.

(b) Except as set forth in Section 8.04(c), neither the Acquiror Board nor any committee thereof shall: (i) fail to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Acquiror Stockholders (and at all times thereafter prior to receipt of the Acquiror Stockholder Approval) or fail to publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days after requested by the Company; (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to the Company, the Acquiror Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Business Combination Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iii) being referred to herein as a “Change in Acquiror Board Recommendation”).

(c) Notwithstanding any provision of Section 8.04(b), at any time prior to the receipt of the Acquiror Stockholder Approval, but not after, the Acquiror Board may: (i) make a Change in Acquiror Board Recommendation in connection with an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Acquiror Board Recommendation, (A) Acquiror shall provide the Company with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Acquiror Board’s intention (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice), (B) Acquiror shall and shall direct its Representatives to negotiate in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions or modifications to the terms of this Agreement such that it would permit the Acquiror Board not to make a Change in Acquiror Board Recommendation pursuant to this Section 8.04 and (C) at the end of such three (3) Business Day period, the Acquiror Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by the Company, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Acquiror Board’s failure to make a Change in Acquiror Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(d) Nothing contained in this Section 8.04 shall prohibit Acquiror or the Acquiror Board or any committee thereof from: (i) taking and disclosing to the stockholders of Acquiror a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders).

8.05 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions shall be borne by the Surviving Company. The Surviving Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The parties hereto agree to reasonably cooperate to sign and deliver any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes.

(b) Tax Treatment.

(i) Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub and the Company shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

8.06 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect and actual and potential limited partners, investors, creditors, lenders and vendors without the consent of any other party hereto; and provided, further, that, subject to Section 6.02 and this Section 8.06, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

8.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.08 PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 6.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment or any other equity investment to be made by a third party in connection with the consummation of the Transactions with the prior written consent of the Company. None of Acquiror or any of its Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Article IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Merger.

(e) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened in writing or initiated by the SEC that remains pending.

(f) The Requisite Company Approval shall have been obtained.

(g) The Acquiror Stockholder Approval shall have been obtained.

(h) The Acquiror Common Stock comprising the Merger Closing Consideration to be issued pursuant to this Agreement and the Acquiror Common Stock underlying the Exchanged Options and the Exchanged Warrants shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

9.02 Additional Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(d) (Capitalization) and Section 4.16 (Brokers’ Fees) (collectively, the “Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Sections 4.06(a), (b), (c), (e) and (f) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.20(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company contained in this Agreement (other than the Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b), (c), (e) and (f) (Capitalization), and Section 4.20(a) (No Material Adverse Effect)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) All directors of the Company (other than those listed on Schedule 2.04) shall have executed and delivered to Acquiror letters of resignation resigning from their positions as directors of the Company.

(e) The Company shall have delivered to lock-up agreements substantially in the form attached hereto as Exhibit G executed by each of the Company Shareholders listed on Schedule 9.02(e).

9.03 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c) Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) The Acquiror Second A&R Certificate of Incorporation, substantially in the form attached hereto as Exhibit L-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Acquiror A&R Bylaws, substantially in the form attached hereto as Exhibit L-2.

(e) Acquiror shall have executed and delivered the Registration Rights Agreement.

(f) Acquiror shall have executed and delivered the Shareholder Agreement.

(g) Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(h) The Available Closing Date Cash shall be equal to or in excess of $450,000,000.

(i) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(j) Acquiror shall have delivered to the Company a lock-up agreement substantially in the form attached hereto as Exhibit M executed by the Sponsor.

Article X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before six (6) months after the date hereof (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a), Section 9.03(b) or Section 9.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from Acquiror to the Company if the Requisite Company Approval has not been obtained by the later of (i) the date that is ten (10) days following the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company Shareholders pursuant to Section 8.02 and (ii) the date of the Acquiror Meeting; or

(e) by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Acquiror Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 10.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 6.05, 7.01(e). this Section 10.02 and Sections 11.02, 11.03, 11.04, 11.05, 11.06, 11.13, 11.15 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub before the Closing, to:

Property Solutions Acquisition Corp.

654 Madison Avenue, Suite 1009

New York, New York 10065

Attn: Jordan Vogel; Aaron Feldman

E-mail: jordan@benchmarkrealestate.com; aaron@benchmarkrealestate.com with copies (which shall not constitute notice) to:

Riverside Management Group, LLC

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(b) If to the Company or, following the Closing, Acquiror or the Surviving Company, to:

FF Intelligent Mobility Global Holdings Ltd.
18455 S. Figueroa Street

Gardena, California 90248
Attention: General Counsel
E-mail: jarret.johnson@ff.com

and with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, California 90067
Attention: Vijay Sekhon
E-mail: vsekhon@sidley.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.01, an email from Jordan Vogel expressly consenting to the matter or action in question will suffice.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company and Acquiror (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.16.

11.05 Expenses. Except as otherwise provided herein (including Section 3.11, Section 7.01(e) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Companies Law: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in the Company, the cancellation of the shares of the Company, the rights provided in Section 238 of the Companies Law, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Sponsor Agreement and that certain Confidentiality Agreement, dated as of July 6, 2020, by and between the Company and RMG Acquisition Corporation (the “Confidentiality Agreement”), together with that certain Joinder to Confidentiality Agreement, dated as of October 20, 2020, by and among Acquiror, the Company and RMG Acquisition Corporation, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10 or to waive any term or condition hereof pursuant to Section 11.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

11.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any such party.

11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

11.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14 Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

11.17 Acknowledgements.

(a) Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (iv) except for the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub.

(b) Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.17. Notwithstanding anything herein to the contrary, nothing in this Section 11.17(b) shall preclude any party hereto from seeking any remedy for Fraud. Each party hereto shall have the right to enforce this Section 11.17 on behalf of any Person that would be benefitted or protected by this Section 11.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any party hereto may have under any written agreement entered into in connection with the transactions contemplated hereby, including the Shareholder Agreement, the Registration Rights Agreement and the Sponsor Agreement.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

PROPERTY SOLUTIONS ACQUISITION CORP.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Co-Chief Executive Officer & Secretary

PSAC MERGER SUB LTD.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Director

[Signature Page to Agreement and Plan of Merger]

FF INTELLIGENT MOBILITY GLOBAL HOLDINGS LTD.

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	Director and Vice President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Registration Rights Agreement

[Attached]

Exhibit B

Form of Shareholder Agreement

[Attached]

Exhibit C

Form of PIPE Subscription Agreement

[Attached]

Exhibit D

Form of Plan of Merger

[Attached]

Exhibit E

Form of Amended and Restated Articles of Association of the Company

[Attached]

Exhibit F

Form of Company Share Letter of Transmittal

[Attached]

Exhibit G

Form of Lock-up Agreement (Company Shareholders Vendor Trust, Additional Bridge Lenders, Warrantholders, and Employee Reduced Compensation)

[Attached]

Exhibit H

Form of Converting Debt Letter of Transmittal

[Attached]

Exhibit I

Form of Shareholder Support Agreement

[Attached]

Exhibit J

Form of Sponsor Support Agreement

[Attached]

Exhibit K

LTIP Terms

[Attached]

Exhibit L-1

Form of Acquiror Second A&R Certificate of Incorporation

[Attached]

Exhibit L-2

Form of Acquiror A&R Bylaws

[Attached]

Exhibit M

Form of Lock-up Agreement (Sponsor)

[Attached]